SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

Unity Software Inc.

(Name of Issuer)

Common Stock, par value $0.000005 per share

(Title of Class of Securities)

91332U 10 1

(CUSIP Number)

December 31, 2021

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 91332U 10 1	Schedule 13G	Page 2 of 15

1	NAME OF REPORTING PERSON

GCM Grosvenor USI SPV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%
12	TYPE OF REPORTING PERSON

OO

CUSIP No. 91332U 10 1	Schedule 13G	Page 3 of 15

1	NAME OF REPORTING PERSON

GCM Investments GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%
12	TYPE OF REPORTING PERSON

OO

CUSIP No. 91332U 10 1	Schedule 13G	Page 4 of 15

1	NAME OF REPORTING PERSON

Grosvenor Capital Management Holdings, LLLP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%
12	TYPE OF REPORTING PERSON

OO

CUSIP No. 91332U 10 1	Schedule 13G	Page 5 of 15

1	NAME OF REPORTING PERSON

Grosvenor Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Illinois
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%
12	TYPE OF REPORTING PERSON

PN

CUSIP No. 91332U 10 1	Schedule 13G	Page 6 of 15

1	NAME OF REPORTING PERSON

GCM, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%
12	TYPE OF REPORTING PERSON

OO

CUSIP No. 91332U 10 1	Schedule 13G	Page 7 of 15

1	NAME OF REPORTING PERSON

GCM Grosvenor Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%
12	TYPE OF REPORTING PERSON

OO

CUSIP No. 91332U 10 1	Schedule 13G	Page 8 of 15

1	NAME OF REPORTING PERSON

GCM Grosvenor Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%
12	TYPE OF REPORTING PERSON

CO

CUSIP No. 91332U 10 1	Schedule 13G	Page 9 of 15

1	NAME OF REPORTING PERSON

GCM V, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%
12	TYPE OF REPORTING PERSON

OO

CUSIP No. 91332U 10 1	Schedule 13G	Page 10 of 15

1	NAME OF REPORTING PERSON

Michael J. Sacks
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		0 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%
12	TYPE OF REPORTING PERSON

IN

CUSIP No. 91332U 10 1	Schedule 13G	Page 11 of 15

Item 1(a).	Name of Issuer:

The name of the issuer is Unity Software Inc. (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

The address of the Issuer’s principal executive offices is 30 3rd Street, San Francisco, California 94103.

Item 2(a).	Name of Person Filing:

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Item 2(c).	Citizenship:

This Schedule 13G is filed by:

1.	GCM Grosvenor USI SPV, LLC c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware

2.	GCM Investments GP, LLC c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware

3.	Grosvenor Capital Management Holdings, LLLP c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware

4.	Grosvenor Capital Management, L.P. c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Illinois

5.	GCM, L.L.C. c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware

6.	GCM Grosvenor Holdings, LLC c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware

7.	GCM Grosvenor Inc. c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware

CUSIP No. 91332U 10 1	Schedule 13G	Page 12 of 15

8.	GCM V, L.L.C. c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: United States

9.	Michael J. Sacks c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: United States

The foregoing persons are hereinafter sometimes referred to individually as a “Reporting Person” and collectively as the “Reporting Persons”.

Item 2(d).	Title of Class of Securities:

The class of securities to which this Schedule 13G relates is the Issuer’s common stock, par value $0.000005 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

The CUSIP number of the Common Stock is 91332U 10 1.

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

e)	☐	An investment advisor in accordance with § 240.13d-1(b)(1)(ii)(E);

f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP No. 91332U 10 1	Schedule 13G	Page 13 of 15

i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act (15 U.S.C. 80a-3);

j)	☐	A non-U.S. Institution in accordance with § 240.13d-1(b)(1)(ii)(J);

k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

a)	Amount beneficially owned:

As of December 31, 2021, the Reporting Persons no longer beneficially owned any shares of Common Stock of the Issuer.

b)	Percent of class: As of December 31, 2021, each of the Reporting Persons may be deemed to beneficially own 0% of the outstanding shares of the Common Stock.

c)	Number of shares as to which the person has:

Each of the Reporting Persons may be deemed to have:

1)	Sole power to vote or to direct the vote: 0 shares

2)	Shared power to vote or to direct the vote: 0 shares

3)	Sole power to dispose or to direct the disposition of: 0 shares

4)	Shared power to dispose or to direct the disposition of: 0 shares

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1 to the Schedule 13G filed February 19, 2021.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

CUSIP No. 91332U 10 1	Schedule 13G	Page 14 of 15

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022	GCM GROSVENOR USI SPV, LLC

	By:	GCM Investments GP, LLC (its managing member)

	By:	/s/ Burke J. Montgomery
		Name:	Burke J. Montgomery
		Title:	Secretary & Vice President

GCM INVESTMENTS GP, LLC

By:	Grosvenor Capital Management Holdings, LLLP (its sole member)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Secretary & Vice President

GROSVENOR CAPITAL MANAGEMENT HOLDINGS, LLLP

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Secretary & Vice President

GROSVENOR CAPITAL MANAGEMENT, L.P.

By:	GCM, L.L.C. (its general partner)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Secretary & Vice President

GCM, L.L.C.

By:	GCM Grosvenor Holdings, LLC (its managing member)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Secretary & Vice President

CUSIP No. 91332U 10 1	Schedule 13G	Page 15 of 15

GCM GROSVENOR HOLDINGS, LLC

By:	GCM Grosvenor Inc. (sole member)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Secretary & Vice President

GCM GROSVENOR INC.

By:	GCM V, L.L.C. (its shareholder)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Secretary & Vice President

GCM V, L.L.C.

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Secretary & Vice President

/s/ Michael J. Sacks
MICHAEL J. SACKS